UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 22, 2016

Centaurus Diamond Technologies, Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-53286	71-1050559
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1000 W. Bonanza, Las Vegas, Nevada 89106

(Address of Principal Executive Offices)

(702) 382-3385
Registrant's telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Centaurus Diamond Technologies, Inc.., a Nevada corporation (the "Company") has announced that effective March 22, 2016, Brian Lauzon has been appointed as President and Chief Executive Officer, and elected to the Board of Directors.

Brian Lauzon has been in the consumer goods and pharmaceutical industries for over 40 years. He has been an executive officer of major corporations including Mars Inc., Warner Lambert and TJ Lipton. From 1993 to 2002, he served as the President of various Mars Inc. subsidiaries with responsibilities for the operations in the United States, Canada, Singapore, Australia and New Zealand. He was responsible for double-digit growth in revenue and profits with some of the most powerful brands in the world, including M&M's, Snickers, Skittles, Twix, Trident gum, Hall's cough drops, Rolaid's, Listerine, Pedigree pet food and Uncle Ben.Under Brian's leadership, Far-East sales grew exponentially. It is notable to mention that he is the innovator of a number of product-sized variations which led to increased market penetration, and he has a proven track record of taking a company's vision and translating it into a consumer want and need. His success rate for new products introduced throughout the world is in excess of 80%. Prior to joining Mars Inc., Brian held senior executive positions at Warner Lambert and TJ Lipton. Brian has extensive experience in Management and Automation and was responsible for building a number of factories for Mars Inc. and Warner Lambert for their Global Operations.

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SIGNATURES

In accordance with Section 13 or 15(d) of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Centaurus Diamond Technologies, Inc.

Date: April 28, 2016	By:	/s/ Leroy Delisle
Leroy Delisle
Chief Executive Officer